Exhibit 99.1

Veris Residential Announces Financial Leadership Transition

Amanda Lombard Named Chief Accounting Officer and

Will Transition to Chief Financial Officer

David Smetana to Step Down as Chief Financial Officer by Year-End

JERSEY CITY, N.J. – January 12, 2022 – Veris Residential, Inc. (NYSE: VRE), a forward-thinking, environmentally- and socially-conscious REIT that primarily owns, operates, acquires, and develops Class A multifamily properties, today announced a transition plan for its financial leadership team designed to position the company to continue to generate long-term value for shareholders.

Pursuant to the plan, Veris Residential has appointed Amanda Lombard Chief Accounting Officer, effective January 18. Ms. Lombard, who most recently served as Chief Financial Officer of Seritage Growth Properties, succeeds Giovanni DeBari, who is leaving Veris Residential. Mr. DeBari will be closely coordinating with Ms. Lombard to ensure an orderly transition.

Mahbod Nia, Chief Executive Officer, said, "Amanda is a proven leader whose broad experience and publicly-traded REIT expertise will serve us well as we continue to streamline and enhance our operations. We are thrilled to welcome her to Veris Residential and are confident that her skills will complement those of our existing team and help to drive continued value creation for our stakeholders. We are grateful to Giovanni for his commitment to the company over the past 25 years and wish him well in his future endeavors.”

Ms. Lombard will transition to the role of Chief Financial Officer in connection with David Smetana’s decision to leave the company to pursue other opportunities upon the completion of his contract. Mr. Smetana and Ms. Lombard will work closely to ensure a seamless transition of responsibilities by year-end 2022.

Mr. Nia continued, “Dave has been a tremendous asset to Veris Residential and our stakeholders during a period of significant transformation for our company and the real estate industry at large. We are thankful for his tireless efforts and are fortunate that he will be working hand-in-glove with Amanda over the coming months to ensure a seamless transition.”

Ms. Lombard brings over a decade of publicly-traded real estate investment trust experience to Veris Residential. Prior to serving as Chief Financial Officer, Ms. Lombard was Chief Accounting Officer at Seritage Growth Properties. Previously, Ms. Lombard held the position of Chief Accounting Officer at Gramercy Property Trust. She began her career at PricewaterhouseCoopers LLP. Ms. Lombard is a C.P.A. and earned a B.A. in Economics from the University of Michigan and a Master in Accounting from the Stephen M. Ross School of Business at the University of Michigan.

About Veris Residential, Inc.

Veris Residential, Inc. is a forward-thinking, environmentally- and socially-conscious real estate investment trust (REIT) that primarily owns, operates, acquires, and develops holistically-inspired, Class A multifamily properties that meet the sustainability-conscious lifestyle needs of today's residents while seeking to positively impact the communities it serves and the planet at large. The company is guided by an experienced management team and Board of Directors and is underpinned by leading corporate governance principles, a best-in-class and sustainable approach to operations, and an inclusive culture based on equality and meritocratic empowerment.

Contact:

Investors

investors@verisresidential.com

Media

Amanda Shpiner/Grace Cartwright

Gasthalter & Co.

212-257-4170

veris-residential@gasthalter.com